CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of North Square Investments Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Fort Pitt Capital Total Return Fund, a series of North Square Investments Trust. We also consent to the incorporation by reference of our report dated December 29, 2023, with respect to the financial statements and financial highlights of the Predecessor Fund; Fort Pitt Capital Total Return Fund, a series of the Advisors Series Trust included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/Tait, Weller & Baker LLp

Philadelphia, Pennsylvania

April 8, 2024